Exhibit 3.1

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IRIS ACQUISITION CORP

IRIS ACQUISITION CORP (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 5, 2020 under the name “Tribe Capital Growth Corp I”. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 4, 2021 and thereafter amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation on July 26, 2021 (the Amended and Restated Certificate of Incorporation, as amended, the “Amended and Restated Certificate”).

2.	This Certificate of Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3.	This Certificate of Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and 65% of the stock entitled to vote at a meeting of stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 25, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of: (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by June 9, 2023 (subject to an additional three month extension at the discretion of the Board) (or, in each case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Iris Acquisition Corp has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 20th day of December, 2022.

IRIS ACQUISITION CORP
By:	/s/ Sumit Mehta
Name: Sumit Mehta
Title: Chief Executive Officer